EXHIBIT 4.1
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                     SECOND GUARANTOR SUPPLEMENTAL INDENTURE


         SECOND GUARANTOR SUPPLEMENTAL INDENTURE (this "SECOND GUARANTOR SUPPLEMENTAL INDENTURE"), dated as of March 25, 2005, among Duane Reade Inc., a Delaware corporation (as successor by merger to Duane Reade Acquisition Corp., the "COMPANY"), Duane Reade, a New York general partnership ("DUANE READE GP", and, together with the Company, the "CO-OBLIGORS"), DRI I Inc., a Delaware corporation, Duane Reade International, Inc., a Delaware corporation, and Duane Reade Realty, Inc., a Delaware corporation (each, an "INITIAL GUARANTOR"), Duane Reade Holdings, Inc., a Delaware corporation and direct parent of the Company (the "NEW GUARANTOR") and U.S. Bank National Association, as trustee under the Indenture referred to below (the "TRUSTEE").

                               W I T N E S S E T H

         WHEREAS, the Co-Obligors, the Initial Guarantors and the Trustee are parties to an Indenture dated as of July 30, 2004 (as supplemented through such date, the "ORIGINAL INDENTURE") providing for the issuance of 9.75% Senior Subordinated Notes due 2011 (the "NOTES");

         WHEREAS, Section 9.01 of the Original Indenture provides that, without the consent of any Holders, the Co-Obligors and the Guarantors, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may modify, supplement or amend the Original Indenture (i) to add a Guarantor or additional obligor under the Original Indenture or permit any Person to guarantee the Notes and/or obligations under the Original Indenture; and (ii) to make any other provisions with respect to matters or questions arising under the Original Indenture, the Notes or any Guarantee, provided that such provisions shall not adversely affect in any material respect the interest of the Holders of the Notes;

         WHEREAS, Section 4.03(b) of the Original Indenture provides that if at any time the Notes are guaranteed by a direct or indirect parent of the Company and such company has complied with the reporting requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, if applicable, and has furnished the Holders of Notes, or filed electronically with the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval System, the reports otherwise required to be filed pursuant to the Indenture with respect to such entity, the Company, Duane Reade GP and the Guarantors shall be deemed to be in compliance with the provisions of this Section 4.03;

         WHEREAS, the New Guarantor wishes to guarantee the Notes pursuant to the Original Indenture;

         WHEREAS, the Co-Obligors, the Initial Guarantors, the New Guarantor and the Trustee wish to amend certain provisions of the Original Indenture in order to effect the foregoing; and

         WHEREAS, all things necessary have been done to make this Second Guarantor Supplemental Indenture, when executed and delivered by each of the Co-Obligors, each of the Initial Guarantors, the New Guarantor and the Trustee, the legal, valid and binding agreement of

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each of the Co-Obligors, each of the Initial Guarantors, the New Guarantor and the Trustee, in accordance with its terms.

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Co-Obligors, each of the Initial Guarantors, the New Guarantor and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

         (1) CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture.

         (2) GUARANTEE. The New Guarantor hereby agrees to guarantee the Original Indenture and the Notes related thereto pursuant to the terms and conditions of Article Eleven of the Indenture, such Article Eleven being incorporated by reference herein as if set forth at length herein and such New Guarantor agrees to be bound as a Guarantor under the Original Indenture, as supplemented by this Second Guarantor Supplemental Indenture (as so supplemented, the "INDENTURE") as if it had been an initial signatory thereto, subject to the amendments below.

         (3) AMENDMENTS. The Original Indenture is hereby amended as follows:

         (a) Section 1.01 of the Original Indenture is hereby amended by amending and restating the following definition in its entirety:

                           "GUARANTOR" means Holdings, the Initial Guarantors and any other Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of this Indenture to execute a guarantee of the Notes pursuant to Section 4.12 hereof until a successor replaces such party pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor.

         (b)      Paragraph (3) of the definition of "PERMITTED LIENS" in
Section 1.01 of the Original Indenture is hereby amended by adding the words "(other than Holdings)" after the word "Guarantor".

         (c) Section 4.03(b) of the Original Indenture is hereby amended and restated to read as follows:

                           (b) If at any time the Notes are Guaranteed by a direct or indirect parent of the Company and such company has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the Commission's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to such company, as applicable (including any financial information required by Regulation S-X under the Securities Act relating to the Company, Duane Reade GP and the Guarantors), the Company, Duane Reade GP and the Guarantors (other than Holdings) shall be deemed to be in compliance with the provisions of this Section 4.03.

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         (d)     Section 4.07(b)(6)(b) of the Original Indenture is hereby
amended and restated to read as follows:

                           (b) under any Currency Hedging Agreements, relating to (1) Indebtedness of the Company, Duane Reade GP or any Guarantor and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company, Duane Reade GP or any Guarantor (other than Holdings); PROVIDED, HOWEVER, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company, Duane Reade GP or any Guarantor outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or

         (e) Section 4.07(b)(11) of the Original Indenture is hereby amended and restated to read as follows:

                           (11) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, "Refinancing Indebtedness") of any Indebtedness, including any Disqualified Stock, incurred pursuant to paragraph (a) of this Section 4.07 and clauses (2) and (3) of this paragraph (b) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the borrower under such refinancing is the Company (which may be a borrower together with Duane Reade GP or one or more co-obligors which are also Guarantors) or, if not the Company, one or more Guarantors (other than Holdings) or Duane Reade GP if the Indebtedness being refinanced is of a Guarantor (other than Holdings) or Duane Reade GP, and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated in right of payment to the Notes or Guarantee, as the case may be, at least to the same extent as the Indebtedness being refinanced and (2) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness or has a Stated Maturity later than that of the Notes;

         (f) Section 4.11(d) of the Original Indenture is hereby amended and restated to read as follows:

                           (d) Pending application of Net Cash Proceeds pursuant to this Section 4.11, such Net Cash Proceeds may be invested in Cash Equivalents or applied to temporarily reduce Senior Indebtedness of the Company, Duane Reade GP or any Guarantor (other than Holdings) or any Indebtedness of any Restricted Subsidiary that is not a Guarantor.

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         (g)      The preamble of Section 5.01(a) of the Original Indenture is hereby amended and restated to read as follows:

                           (a) Each of the Company and Duane Reade GP will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company, Duane Reade GP or a Guarantor (other than Holdings)), unless at the time and after giving effect thereto

         (h) Section 6.01(4) of the Original Indenture is hereby amended by adding the words "(other than Holdings)" after the word "Guarantor".

         (i) Section 6.01(6) of the Original Indenture is hereby amended by adding the words "(other than Holdings)" after the word "Guarantor".

         (4) GOVERNING LAW. THIS SECOND GUARANTOR SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.

         (5) COUNTERPARTS. The parties may sign any number of copies of this Second Guarantor Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         (6) EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

         (7) THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Guarantor Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the Co-Obligors, each of the Initial Guarantors and the New Guarantor.



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            IN WITNESS WHEREOF, the parties hereto have caused this Second
Guarantor Supplemental Indenture to be duly executed and attested, as of the date first above written.

Dated: March 25, 2005


                                        DUANE READE INC. (as successor by merger to Duane Reade Acquisition Corp.), a Delaware corporation


                                        By: /s/ John K. Henry
                                            -------------------------------
                                            Name:  John K. Henry
                                            Title: Senior Vice President and
                                                   Chief Financial Officer



                                        DUANE READE, a New York general
                                        partnership

                                        By: Duane Reade Inc., as General Partner

                                        By: /s/ John K. Henry
                                            -------------------------------
                                            Name:  John K. Henry
                                            Title: Senior Vice President and
                                                   Chief Financial Officer



                                        DRI I Inc., a Delaware corporation


                                        By: /s/ John K. Henry
                                            -------------------------------
                                            Name:  John K. Henry
                                            Title: Chief Financial Officer



                                        DUANE READE INTERNATIONAL, INC., a
                                        Delaware corporation


                                        By: /s/ John K. Henry
                                            -------------------------------
                                            Name:  John K. Henry
                                            Title: Senior Vice President and
                                                   Chief Financial Officer
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                                        DUANE READE REALTY, INC., a Delaware
                                        corporation


                                        By: /s/ John K. Henry
                                            -------------------------------
                                            Name:  John K. Henry
                                            Title: Chief Financial Officer



                                        DUANE READE HOLDINGS, INC., a Delaware
                                        corporation


                                        By: /s/ John K. Henry
                                            -------------------------------
                                            Name:  John K. Henry
                                            Title: Chief Financial Officer



                                        U.S. BANK NATIONAL ASSOCIATION,
                                        as Trustee


                                        By: /s/ Susan C. Merker
                                            -------------------------------
                                            Authorized Signatory